Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON AWARDED WASTEWATER CONTRACT IN CHINA

PITTSBURGH, PA — January 14, 2008 — Calgon Carbon Corporation (NYSE:CCC) announced today that it has been awarded a contract by Huntsman Textile Effects (Qingdao) Co. Ltd., to supply activated carbon adsorption equipment for wastewater treatment, and to provide reactivation services. The value of the contract exceeds $1.5 million.

Under the agreement, Calgon Carbon has supplied three carbon adsorption vessels containing 60,000 pounds of activated carbon for wastewater treatment at Huntsman’s manufacturing facility in Qingdao, China. The company is also responsible for removing, transporting, and reactivating the spent activated carbon, as well as providing replacement carbon for the carbon adsorption system. The Huntsman Qingdao facility provides synthesis, standardization and drying of textile dyes. The site is also a formulation and distribution center for textile chemicals.

Commenting on the announcement, John Stanik, Calgon Carbon’s chairman and chief executive officer, said, "We are very pleased that Huntsman has chosen Calgon Carbon to provide wastewater treatment at its facility in Qingdao. It represents important progress for our service business in China. We are committed to provide products and services to both Chinese and multi-national companies to make air and water safer and cleaner in China."

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.